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                          [HOLLAND & HART LETTERHEAD]


                                 August 16, 1999

Volume Services America, Inc.
201 East Broad Street
Spartanburg, SC  29306

                  Re:  Events Center Catering, Inc.

Ladies and Gentlemen:

                  We have acted as special Wyoming counsel for Events Center Catering, Inc., a Wyoming statutory close corporation ("Events Center") in connection with its authorization, execution and delivery of an Indenture dated as of March 4, 1999 (the "Indenture") by and among Events Center, Volume Services America, Inc., a Delaware corporation (the "Issuer"), certain direct and indirect subsidiaries of the Issuer executing the Indenture (collectively, with Events Center, the "Subsidiaries"), and Norwest Bank Minnesota, National Association, as Trustee. The Indenture is executed and delivered in connection with Issuer's proposal to issue and sell up to $100,000,000 aggregate principal amount of 11 1/4 Senior Subordinated Notes due 2009 (the "Notes") pursuant to the terms of a Purchase Agreement dated as of February 25, 1999 (the "Purchase Agreement") among the Issuer, Volume Services America Holdings, Inc., a Delaware corporation ("Holdings"), the Subsidiaries, and the initial purchasers of the Notes. The Subsidiaries and Holdings will unconditionally guarantee Issuer's obligations under the Notes and are collectively referred to herein as the "Guarantors". The Indenture, the Notes, and the Purchase Agreement are sometimes collectively referred to herein as the "Transaction Documents".

                  We have examined an executed copy of the Indenture and such documents and records of Events Center, certificates of public officials and officers of Events Center, and other documents as we have deemed necessary or appropriate for the purposes of this opinion. Specifically, without limitation, we have reviewed (i) a Secretary's Certificate dated March 4, 1999 signed by Janet L. Steinmayer, Vice President, General Counsel and Secretary of Events Center ("Secretary's Certificate"); (ii) resolutions of the Board of Directors of Events Center dated February 25, 1999 authorizing Events Center, among other things, to execute and deliver the Indenture (the "Board Resolutions"); and
(iii) resolutions of Volume Services, Inc., a Delaware corporation ("VSI"), the sole direct stockholder of Events Center, dated February 9, 1999 authorizing Events Center, among other things, to execute and deliver the Indenture (the

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                                 HOLLAND & HART
                                ATTORNEYS AT LAW

Volume Services America, Inc.
August 16, 1999
Page 2


"Shareholder Resolutions"). In connection therewith, we have assumed for purposes of this opinion, with your permission and without independent review or investigation by us, that (i) VSI is the sole stockholder of Events Center; (ii) the Shareholder Resolutions were duly authorized, executed and delivered by all of the members of the Board of Directors of VSI and are in full force and effect as of the date of this opinion; (iii) the members of the Board of Directors of VSI were duly qualified and duly elected to such positions; (iv) the statements recited in the Secretary's Certificate are accurate; (v) the Board of Directors of Events Center has been properly constituted and has been authorized by VSI to approve the Board Resolutions; and (vi) the person signing the Indenture on behalf of Events Center is a duly qualified and duly elected executive officer of Events Center .

                  With your permission, we have further assumed for purposes of this opinion without independent review or investigation by us: (i) the genuineness and authenticity of signatures and the authority of persons signing agreements on behalf of parties thereto; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies; (iv) the due authorization, execution and delivery of the Transaction Documents by all parties thereto (other than Events Center); (v) the Transaction Documents are the valid and legally binding obligation of all parties thereto, except to the extent expressed in opinion paragraph 1 as to Events Center; (vi) there are no bylaws or other shareholders' or management agreements regulating the exercise of corporate powers and/or the management of the business and affairs of Events Center; (vi) no action to dissolve, merge or consolidate Events Center has occurred; and (vii) consideration under the Transaction Documents has been given to Events Center contemporaneously with and as part of the same transaction in which the Transaction Documents are required to be executed and delivered.

                  Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

                  1. Events Center has duly authorized, executed and delivered the Indenture as a Guarantor.

                  2. The execution, delivery and performance of the Indenture by Events Center does not violate the laws of the State of Wyoming (the "State").

                  The opinions set forth above are subject to the following qualifications and limitations:

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                                 HOLLAND & HART
                                ATTORNEYS AT LAW

Volume Services America, Inc.
August 16, 1999
Page 3


                  A. The opinion in opinion paragraph 1 as to delivery of the Indenture by Events Center is based solely upon our understanding from counsel for Issuer that the Indenture has been delivered contemporaneously by Events Center, Issuer, the Subsidiaries, Holdings, and the Trustee.

                  B. Our examination of laws relevant to matters herein is limited to the laws of the State. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction. Further, we express no opinions except as specifically set forth in this opinion letter, and no opinions may be implied. By way of example and without limitation, no opinion is expressed regarding the effect of, or compliance with: (i) federal or State securities or antitrust laws; (ii) any tax consequences of the overall transaction involving Events Center; (iii) State law requirements for registered offices or agents; or (iv) local laws of any kind.

                  Our opinions are based upon State laws and case decisions as of the date of this letter. We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter.

                  This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of law or fact. The opinions expressed in this letter are solely for the addressee of this letter in connection with the Transaction Documents and may not be relied upon in any respect by any other person or for any other purpose. This letter may not be published, quoted or referenced to, or filed with, any person without our prior written consent, provided that (i) Simpson Thacher & Bartlett may rely on this opinion in connection with their issuance of an opinion to the Issuer as to, among other things, the Transaction Documents, and (ii) this letter or a copy of it may accompany a Registration Statement to be filed by Issuer with the Securities and Exchange in connection with the transactions contemplated by the Transaction Documents, and our name may be referred to under the caption "Legal Matters" in the Prospectus included in the Registration Statement solely with respect to the matters addressed in this opinion letter.

                                                Very truly yours,

                                                /s/ Holland & Hart
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                                                Holland & Hart